UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2020

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2201 NW Corporate Blvd., Suite 205, Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock par value $0.001	STMH	OTCQX

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2

Item 1.01	Entry into a Material Definitive Agreement

On August 12, 2019, the Company agreed to acquire the business operations of Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care (the “Operating Companies”), contingent upon the Company’s receipt of a legal opinion that the operation of the Opco marijuana businesses in the State of Oregon by the Company will not violate any federal or state laws.

Pursuant to the terms of a merger agreement between the parties, Stem agreed to acquire Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care for a deemed aggregate purchase price of 12.5 million shares of the Company’s common stock. It was further agreed that the purchase price be satisfied by releasing these shares, which have been held in escrow during the pendency of the transaction, to the beneficial owners of above-mentioned entities. As previously disclosed, certain beneficial owners of these entities are also directors, officers and/or shareholders of Stem. On September 4, 2020, the Company received all of the necessary regulatory approvals from government entities of the State of Oregon and, pursuant to the Merger Agreements, the transaction was consummated on that date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

3

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	President

Dated: September 24, 2020

4